As filed with the Securities and Exchange Commission on December 20, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Immune Response Corporation
(Exact name of Registrant as specified in its charter)

Delaware	3571	33-0255679
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

5931 Darwin Court
Carlsbad, California 92008
(760) 431-7080
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Michael K. Green
Chief Operating Officer & Chief Financial Officer
The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008
(760) 431-7080
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Hayden J. Trubitt
Heller Ehrman LLP
4350 La Jolla Village Drive, Seventh Floor
San Diego, California 92122

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ (File No. 333-126833)
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate	Amount of
Registered	Registered(1)	Security(1)	Offering Price(1)	Registration Fee(2)
Common Stock, par value $0.0025 per share	19,400,000	$0.15	$2,910,000	$311.37

(1)	We are registering a fixed dollar amount of $2,910,000 worth of our Common Stock under this Registration Statement on Form S-1 filed pursuant to Rule 462(b). The number of shares to be registered is determined based on a price per share of $0.15, which was the closing price of our Common Stock on the Pink Sheets as of December 16, 2005.

(2)	We previously registered an aggregate of $15,974,129.28 worth of our Common Stock on a Registration Statement on Form S-1 (File No. 333-126833), for which a filing fee of $1,880.16 was previously paid.

Explanatory Note
Additional Information
Signatures
Exhibit Index
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 23.3

Explanatory Note
     This Registration Statement on Form S-1 (this “Registration Statement”) relates to the resale by Cornell Capital Partners, LP (“Cornell Capital”) of shares of our common stock contemplated by the Registration Statement on Form S-1 (File No. 333-126833), declared effective on August 3, 2005 by the Securities and Exchange Commission (the “Prior Registration Statement”).
     We registered an aggregate of 23,150,912 shares of common stock under the Prior Registration Statement, including (i) 22,411,474 shares issuable to Cornell Capital pursuant to the Standby Equity Distribution Agreement dated July 15, 2005, (ii) 725,353 shares issued to Cornell Capital at the signing of the Standby Equity Distribution Agreement and (iii) 14,085 shares issued to Monitor Capital, Inc. as a placement agent fee. As disclosed in the Prior Registration Statement, under the Standby Equity Distribution Agreement, we may issue and sell to Cornell Capital shares of common stock for a total purchase price of up to $15 million. Cornell Capital Partners will pay us 97% of, or a 3% discount to, the lowest daily volume weighted average price of our common stock as quoted by Bloomberg, LP during the five consecutive trading day period immediately following the date we notify Cornell Capital that we desire to access the Standby Equity Distribution Agreement.
     We initially estimated the number of shares issuable to Cornell Capital pursuant to the Standby Equity Distribution Agreement based on a market price of $0.69 as of July 21, 2005 (the day before the initial filing of the Prior Registration Statement). Since July 21, 2005, our common stock has traded at market prices well below $0.69. As a result, the maximum number of shares of common stock issuable by us to Cornell Capital pursuant to the Standby Equity Distribution Agreement could increase beyond the number of shares registered for resale under the Prior Registration Statement. We agreed that if the number of shares registered for resale under the Prior Registration Statement is insufficient to cover all of the shares issued and issuable to Cornell Capital in connection with the transactions contemplated under the Standby Equity Distribution Agreement, we would amend the Prior Registration Statement, or file a new registration statement, so as to cover all registrable securities purchased by Cornell Capital. Accordingly, we are filing this Registration Statement pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, to register an additional 19,400,000 shares for resale by Cornell Capital. The dollar amount of the additional shares registered under this Registration Statement is $2,910,000, which represents approximately 18% of the dollar amount of the shares registered for resale under the Prior Registration Statement.
     The following table presents information regarding Cornell Capital and the shares registered for resale by Cornell Capital under the Prior Registration Statement and this Registration Statement.

Percentage
				New &		of
				Remaining		Outstanding
			Percentage of	Shares to be		Shares to be		Percentage
			Outstanding	Acquired		Acquired		of
	Shares		Shares	under the		under the		Outstanding
	Beneficially		Beneficially	Standby		Standby		Shares
	Owned		Owned	Equity		Equity	Shares to be	Beneficially
	Before		Before	Distribution		Distribution	Sold in the	Owned After
Selling Stockholder	Offering		Offering(1)	Agreement		Agreement	Offering	Offering
Cornell Capital Partners, LP	2,083,532	(2)	2.9%	32,353,128	(3)	31.6%	32,353,128	2.9%

(1)	Applicable percentage of ownership is based on 69,935,963 shares of common stock outstanding as of December 7, 2005, together with securities exercisable for or convertible into shares of common stock within 60 days of December 7, 2005, for each stockholder. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to warrants and convertible securities are treated as outstanding for computing the percentage of the person holding such securities. Each person or group identified possesses sole voting and investment power with respect to the shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person.

(2)	Consists of 1,583,532 shares of common stock issuable to Cornell Capital upon conversion of a $1,000,000 principal amount of convertible debenture and warrants to purchase 500,000 shares of common stock issued to Cornell Capital in connection with the convertible debenture.

(3)	Includes 12,953,128 remaining shares of common stock issuable to Cornell Capital under the Standby Equity Distribution Agreement under the prior Registration Statement and 19,400,000 shares of common stock issuable to Cornell Capital and to be registered on this offering.
The contents of the Prior Registration Statement, including all exhibits thereto, are incorporated herein by reference.
Additional Information
     On October 26, 2005, we entered into an employment letter agreement with Joseph F. O’Neill, calling for him to serve as our Chief Executive Officer and President beginning October 31, 2005. The employment agreement has a renewable three-year term and calls for, among other things, an annual base salary of no less than $412,000, an annual target bonus opportunity; relocation pay; and 6,000,000 stock options with an exercise price of $0.32 per share. 3,000,000 of the stock options would vest in seven years in a lump sum, subject to earlier vesting (in whole or in part) upon the attainment of performance milestones as may be agreed between him and the Board, and the other 3,000,000 options would time-vest over two years in eight quarterly installments.
     Dr. O’Neill was the Deputy Coordinator and Chief Medical Officer in the Office of the U.S. Global AIDS Coordinator, Department of State from August 2003 to August 2005. Prior to joining the State Department, Dr. O’Neill served as the Director of the White House Office of National AIDS Policy from July 2002 to August 2003. Prior to his White House appointment, he served as Acting Director of the Office of HIV/AIDS Policy in the Department of Health and Human Services from 2001 to July 2002. From 1997 to the end of 2001, Dr. O’Neill served as Associate Administrator for HIV/AIDS in the Health Resources and Services Administration’s HIV/AIDS Bureau. In this capacity, he directed the national Ryan White Comprehensive AIDS Resources Emergency (CARE) Act program that provides medical care and treatment, social services and pharmaceuticals to people living with HIV/AIDS throughout the United States, the District of Columbia, Puerto Rico and U.S. territories. In addition, he serves on a number of advisory boards including the Robert Wood Johnson Foundation’s Promoting Excellence in End of Life Care program and the Brazilian Association for Palliative Care. Dr. O’Neill is a graduate of the School of Medicine of the University of California at San Francisco and holds degrees in business administration, public health, health and medical sciences from the University of California at Berkeley. He is board certified in internal medicine.
     On October 31, 2005, John N. Bonfiglio, our former Chief Executive Officer and President and a member of our Board of Directors, resigned from all his positions.

Signatures
Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, California on this 20th day of December, 2005.

THE IMMUNE RESPONSE CORPORATION
By:	/s/ Michael K. Green
Michael K. Green
Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 20th, 2005.

Signature	Title(s)
*	Chairman of the Board of Directors

Robert E. Knowling, Jr.
Chief Executive Officer, President and Director
/s/ Joseph F. O’Neill

Joseph F. O’Neill	(Principal Executive Officer)

/s/ Michael K. Green	Chief Operating Officer, Chief Financial Officer and Secretary

Michael K. Green	(Principal Financial Officer and Principal Accounting Officer)

*	Director

James B. Glavin

*	Director

Martyn Greenacre

*	Director

David P. Hochman

*	Director

Kevin B. Kimberlin

*	Director

Kevin L. Reilly

*	Director

Alan S. Rosenthal

*By:	/s/ Michael K. Green

Michael K. Green (Attorney-in-Fact)

Exhibit Index

Exhibit	Description
5.1	Opinion of Heller Ehrman LLP.

23.1	Consent of Heller Ehrman LLP (see Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Independent Registered Public Accounting Firm.

24.1
Powers of Attorney (Included on the signature page of the Registration Statement on Form S-1 (File No. 333-126833), filed with the Securities and Exchange Commission on July 22, 2005, incorporated herein by reference).